Filed Pursuant to Rule 433

Registration Statement No. 333-267245

Final Term Sheet

May 5, 2023

VERIZON COMMUNICATIONS INC.

$1,000,000,000 5.050% Notes due 2033

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	5.050% Notes due 2033 (the “Notes”)

Trade Date:	May 5, 2023

Settlement Date (T+2):	May 9, 2023

Maturity Date:	May 9, 2033

Aggregate Principal Amount Offered:	$1,000,000,000

Public Offering Price:	99.837% plus accrued interest, if any, from May 9, 2023

Underwriting Discount:	0.40%

Proceeds to Verizon (before expenses):	99.437%

Interest Rate:	5.050% per annum

Interest Payment Dates:	Semiannually on each May 9 and November 9, commencing November 9, 2023

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	(i) Make-whole call at any time prior to February 9, 2033 (three months prior to maturity), at the Treasury Rate plus 25 basis points; and (ii) par call at any time on or after February 9, 2033 (three months prior to maturity), at 100% of the principal amount of the Notes being redeemed

Allocation:	Principal Amount of Notes
CastleOak Securities, L.P.	$200,000,000
Loop Capital Markets LLC	200,000,000
Samuel A. Ramirez & Company, Inc.	200,000,000
Siebert Williams Shank & Co., LLC	200,000,000
Wells Fargo Securities, LLC	200,000,000

Total	$1,000,000,000

Purchasers:	CastleOak Securities, L.P. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC Wells Fargo Securities, LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated May 5, 2023; Prospectus dated September 2, 2022

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting CastleOak Securities, L.P. toll free at 1-646-521-6700, Loop Capital Markets LLC at 1-312-913-4900, Samuel A. Ramirez & Company, Inc. toll free at 1-800-888-4086, Siebert Williams Shank & Co., LLC toll free at 1-800-924-1311 or Wells Fargo Securities, LLC toll free at 1-800-645-3751, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.